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                                                                   EXHIBIT 99.9


                       [LETTERHEAD OF SMITH BARNEY INC.]

The Board of Directors
Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Lam Research Corporation ("Lam") as Annex F to the Joint Proxy Statement/Prospectus of Lam relating to the proposed merger transaction involving Lam and OnTrak Systems, Inc. and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors--Lam" and "THE MERGER AND RELATED TRANSACTIONS--Lam's Reasons for the Merger," "--Material Contacts and Board Deliberations" and "--Opinion of Lam's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:      /s/ Smith Barney Inc.
                                             ----------------------------------
                                                     SMITH BARNEY INC.

July 1, 1997